Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEER AND GEOLOGIST

As petroleum engineers, we hereby consent to the inclusion of the information included in this Form 10-K with respect to the oil and gas reserves of Black Hills Exploration and Production, Inc., the future net revenues from such reserves, and the present value thereof, which information has been included in this Form 10-K in reliance upon the report of this firm and upon the authority of this firm as experts in petroleum engineering.  We hereby further consent to all references to our firm included in this Form 10-K and to the incorporation by reference in the Registration Statements on Form S-8 Nos. 333-61969, 333-170451 333-17451, 333-82787, 333-63264, 333-125697, 333-170448 and 333-170452 and the Registration Statements on Form S-3, Nos. 333-176139 and 333-175021.

CAWLEY, GILLESPIE & ASSOCIATES, INC.

/S/ J. ZANE MEEKINS
J. Zane Meekins
Senior Vice President

Fort Worth, Texas
February 28, 2012